Exhibit 5.1

John C. Ethridge, Jr.

Direct Dial: 404-815-3634

Direct Fax: 404-685-6934

E-Mail: jethridge@sgrlaw.com

January 3, 2017

Board of Directors

SANUWAVE Health, Inc.

3360 Martin Farm Road, Ste 100

Suwanee, GA 30024

Re:	SANUWAVE Health, Inc. – Registration Statement on Form S-1 – Registration File No. 333-213774.

Ladies and Gentlemen:

We have acted as special counsel for SANUWAVE Health, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (“SEC”), on or about the date hereof, pursuant to the federal Securities Act of 1933, as amended (the “Securities Act”), of the Company’s above-referenced registration statement on Form S-1 (the “Registration Statement”) covering up to (a) 52,921,297 issued and outstanding shares (the “Secondary Shares”) of the Company’s common stock, $.001 par value (“Common Stock”) being offered and sold by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”), (b) 62,869,932 shares of Common Stock (the “Selling Stockholder Warrant Shares”) reserved for issuance and issuable upon exercise of certain warrants held by the Selling Stockholders (the “Selling Stockholder Warrants”), and (c) 5,181,667 shares of Common Stock (the “Placement Agent Warrant Shares,” and together with the Selling Stockholder Warrant Shares, the “Warrant Shares,” and together with the Secondary Shares, the “Shares”) reserved for issuance and issuable upon exercise of certain warrants held by certain placement agents listed in the Registration Statement (the “Placement Agent Warrants”), all as more fully described in the Registration Statement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of SEC Regulation S-K (12 C.F.R. § 229.601(b)(5)).

We have examined such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

Board of Directors

January 3, 2017

We do not express any opinion as to any laws other than the corporate laws of the State of Nevada, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.     The Secondary Shares have been duly authorized, and are legally issued, fully paid and non-assessable.

2.     The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the provisions of the applicable Warrants, including the payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

By: /s/ John C. Ethridge, Jr.

Name: John C. Ethridge, Jr.

Title: Partner